WESTMORELAND COAL COMPANY
2018 KEY EMPLOYEE INCENTIVE PLAN
Purpose. This Westmoreland Coal Company (the “Company”) 2018 Key Employee Incentive Plan (the “Plan”) is designed to align the interests of the Company and eligible key employees of the Company and its subsidiaries.
Adoption of the Plan. The Company, intending to be legally bound, hereby adopts the Plan effective as of January 1, 2018 (the “Effective Date”). The Plan shall be in effect from the Effective Date and shall continue until terminated by the Company (the “Term”). The expiration of the Term shall not in any event reduce or adversely affect any amounts due to any Participant hereunder.
General. The compensation provided under the Plan is intended to be in addition to all other compensation payable to Participants under any employment agreement or incentive plan or program in effect with the Company or its direct or indirect subsidiaries.
Definitions. For purposes of this Plan:
(a)    “Participation Agreement” means the agreement between the Company and a Participant granting a Participant the opportunity to earn a Quarterly Performance Incentive under this Plan and in the form attached hereto as Schedule A.
(b)    “Adjusted EBITDA” means 2018 Board-approved consolidated adjusted EBITDA further adjusted for Oxford/Buckingham Coal supply change, not dropping Haystack into Kemmerer, eliminating Cabot Joint Venture and char businesses as well as the affects of new reclamation accounting standards that were not built into the Board-approved budget. Furthermore, any other significant (as determined by the Committee) change to the business will be considered.
(c)    “Base Salary” means the annual base salary paid to the Participants during the Performance Period, before any deductions, exclusions or any deferrals or contributions under any of the Company’s plans or programs, but excluding overtime, bonuses, incentive compensation, employee benefits or any other form of compensation, being received by a Participant during a Performance Period.
(d)    “Board” means the Company’s Board of Directors.
(e)    “Committee” means the Compensation & Benefits Committee of the Board.
(f)    “Company Group” means the Company and its direct and indirect subsidiaries.
(g)     “Cumulative Overall Performance Level” means the sum of the weighted actual achievement of the Performance Goals for each Performance Measure for all Performance Periods.
(h)    “Fourth Quarter” means the fourth calendar quarter of each calendar year during the term.
(i)    “Overall Performance Level” means the sum of the weighted actual achievement of the Performance Goals for each Performance Measure for a Performance Period.
(j)    “Participant” shall have the meaning ascribed thereto in Section 5 hereof.
(k)    “Performance Goals” means the Performance Measure (as defined below) goals for each Performance Period as set forth on the annual performance metric schedule (“Annual Performance Metrics”), as annually approved by the Committee or Board as applicable, as follows: the (i) Quarterly Threshold Performance Goals, (ii) Quarterly Target Performance Goals, and (iii) Quarterly Maximum Performance Goals, collectively, the “Quarterly Performance Goals”; and for the purposes of catch-up payments described in Section 6(b): the (i) Cumulative Threshold Performance Goals; (ii) Cumulative Target Performance Goals; and (iii) Cumulative Maximum Performance Goals, collectively, the “Cumulative Performance Goals” of applicable Performance Measures. For purposes of clarity and in line with Annual Performance Metrics, the Safety component pays at target and does not include payout above 100%.
(l)    “Performance Measure” means the criteria used in determining Performance Goals for the Performance Period as set forth in the Annual Performance Metrics, which are Adjusted EBITDA, Unlevered Free Cash Flow, and Safety;

provided that each Performance Measure shall be adjusted on a pro forma basis to take into account any acquisitions or dispositions consummated during the Performance Period. If the Company files for bankruptcy, the Performance Measures shall be adjusted on a pro forma basis to exclude the impact of any contracts that are rejected as part of the plan of reorganization.
(m)    “Performance Period” means each successive calendar quarter commencing during the Term. For the sake of clarity, the first Performance Period is the January 1, 2018 through March 31, 2018 calendar quarter and the second Performance Period is the April 1, 2018 through June 30, 2018 calendar quarter, and so on.
(n)    “Quarterly Performance Incentive” shall mean, in the case of any Participant, the incentive payable to such Participant under the Plan for the applicable Performance Period, as set forth in a Participant’s Participation Agreement.
(o)    “Safety” means the six leading indicators of safe mining practices as described in the Annual Performance Metrics.
(p)    “Second Quarter” means the second calendar quarter of each calendar year during the term.

(q)	“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.
(r)    “Third Quarter” means the third calendar quarter of each calendar year during the term.
(s)    “Unlevered Free Cash Flow” (“UFCF”) means 2018 Board-approved consolidated UFCF further adjusted for known adjusted EBITDA changes and the UFCF affects thereof and further adjusted for the Estevan mine and PNM rebate payments made in the first quarter of 2018 and not incorporated into the 2018 Budget but were considered in adjusting 2017 AIP payments.
Eligible Participants. Each person designated by the Committee from time-to-time shall be a Participant under the Plan and eligible to receive a Quarterly Performance Incentive with respect to each Performance Period.
Term of Participation.
(a)    Subject to the provisions of this Plan and any Participation Agreement granted hereunder, each Participant shall earn a Quarterly Performance Incentive as of the end of each Performance Period, depending upon the extent to which the Performance Goals set forth in the Annual Performance Metrics have been achieved for such Quarter.

(b)
In addition to being measured on a Quarterly basis, the Performance Goal for each Performance Metric shall be measured cumulatively during each of the Second Quarter, Third Quarter and Fourth Quarter for each calendar year.

(i)
Second Quarter Catch-Up: A Participant shall earn an amount equal to the positive difference, if any, between (i) the aggregate Quarterly Performance Incentive payable based on achievement, as applicable, of the Cumulative Performance Goals as of the end of the Second Quarter, and (ii) the Quarterly Performance Incentive actually paid for the First Quarter, if any. The Second Quarter Catch-Up, if any, shall be payable in addition to any Quarterly Performance Incentive earned for the Second Quarter pursuant to Section 6(a) above.

(ii)
Third Quarter Catch-Up: A Participant shall earn an amount equal to the positive difference, if any, between (i) the aggregate Quarterly Performance Incentive payable based on achievement, as applicable, of the Cumulative Performance Goals as of the end of the Third Quarter, and (ii) the sum of the Quarterly Performance Incentives actually paid for the First and Second Quarters, if any. The Third Quarter Catch-Up, if any, shall be payable in addition to any Quarterly Performance Incentive earned for the Third Quarter pursuant to Section 6(a) above.

(iii)
Fourth Quarter Catch-Up: A Participant shall earn an amount equal to the positive difference, if any, between (i) the aggregate Quarterly Performance Incentive payable based on achievement, as applicable, of the Cumulative Performance Goals as of the end of the Fourth Quarter, and (ii) the sum of the Quarterly Performance Incentives actually paid for the First, Second and Third Quarters, if any. The Fourth Quarter Catch-Up, if any, shall be payable in addition to any Quarterly Performance Incentive earned for the Fourth Quarter pursuant to Section 6(a) above.
(c)    The Participant shall not be eligible to earn a Quarterly Performance Incentive with respect to any calendar quarter that commences following the end of the Term.
(d)    Any Quarterly Performance Incentive required to be made under this Plan shall be paid on a fully-vested basis by the Company as soon as possible after the end of the applicable Performance Period and in no event at a time later than shall be required by Section 409A.
(e)    For each Performance Period, the Company shall develop and the Committee shall review and approve (i) the Performance Goals for the Performance Period; (ii) the Quarterly Threshold Performance Goals, Quarterly Target Performance Goals, and Quarterly Maximum Performance Goals; and (ii) the Cumulative Threshold Performance Goals, Cumulative Target Performance Goals, and Cumulative Maximum Performance Goals for each Performance Measure underlying the Performance Goals. For each Performance Period, the Committee shall also establish and approve a payout schedule setting forth the Quarterly Performance Incentive amount potentially payable upon the achievement of Quarterly Threshold Performance Goals, Quarterly Target Performance Goals, and Quarterly Maximum Performance Goals. The payout schedule for a Quarterly Performance Incentive for a Participant shall be based on the Participant’s individual target payment amount that has been approved by the Committee and the Overall Performance Level. The Participant’s individual target payment shall be set forth in the Participant’s Participation Agreement. Achievement of the Performance Goals shall be calculated on the basis of straight-line interpolation between the Quarterly Threshold Performance Goals, Quarterly Target Performance Goals, and Quarterly Maximum Performance Goals for each Performance Measure underlying the Performance Goal. Except as otherwise may be provided by the Committee, in its sole discretion, no Quarterly Performance Incentive shall be payable for a Performance Measure unless the Quarterly Threshold Performance Goals for such Performance Measure are achieved.
(f)    In order to earn a Quarterly Performance Incentive for any Performance Period, a Participant must remain employed by the Company Group through the end of the quarter for which the Quarterly Performance Incentive for the applicable Performance Period is paid. A Participant whose employment with the Company Group terminates for any reason prior to the end of the quarter for which the Quarterly Performance Incentive for the applicable Performance Period is paid shall forfeit the right to any Quarterly Performance Incentive for that Performance Period.
7. Performance Goals. Promptly after the end of each Performance Period and as soon as quarterly financials are estimable, the Committee shall certify the degree to which the applicable Performance Goals have been achieved and the amount of Quarterly Payment Incentive payable to each Participant hereunder. Payment shall be made as soon as possible and in no event at a time later than shall be required by Section 409A.
8. Plan Administration. This Plan shall be administered by the Committee. The Committee is given full authority and discretion within the limits of this Plan to establish such administrative measures as may be necessary to administer and attain the objectives of this Plan and may delegate the authority to administer the Plan to an officer of the Company. The Committee (or its delegate, as applicable) shall have full power and authority to construe and interpret this Plan and any interpretation by the Committee shall be binding on all Participants and shall be accorded the maximum deference permitted by law.

(a)    All rights and interests of Participants under this Plan shall be non-assignable and nontransferable, and otherwise not subject to pledge or encumbrance, whether voluntary or involuntary, other than by will or by the laws of descent and distribution. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, stock sale, consolidation or otherwise, the Company may assign this Plan.
(b)    Any payment to a Participant in accordance with the provisions of this Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company Group, and the Company may require Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.
(c)    Payment of amounts due under the Plan shall be provided to Participant in the same manner as Participant receives his or her regular paycheck or by mail at the last known address of Participant in the possession of the Company, at the discretion of Committee. The Company will deduct all applicable taxes and any other withholdings required to be withheld with respect to the payment of any award pursuant to this Plan.
(d)    The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any award provided for hereunder. Quarterly Performance Incentive payments shall not be considered as extraordinary, special incentive compensation, and it will not be included as “earnings,” “wages,” “salary,” or “compensation” in any pension, welfare, life insurance, or other employee benefit plan or arrangement of the Company Group.
(e)    The Company, in its sole discretion, shall have the right to modify, supplement, suspend or terminate this Plan at any time; provided that, except as required by law, in no event shall any amendment or termination adversely affect the rights of Participants regarding any Quarterly Performance Incentive for a Performance Period that has commenced as of the date of such action without the prior written consent of the affected Participants. Notwithstanding the foregoing, if the Company has not established Performance Measures for a calendar quarter, the Company may adopt such Performance Measures at any time (including after the commencement of the applicable quarter). Subject to the foregoing, the Plan shall terminate upon the satisfaction of all obligations of the Company or its successor entities hereunder.
(f)    Nothing contained in this Plan shall in any way affect the right and power of the Company to discharge any Participant or otherwise terminate his or her employment at any time or for any reason or to change the terms of his or her employment in any manner.
(g)    Except as otherwise provided under this Plan, any expense incurred in administering this Plan shall be borne by the Company.
(h)    Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.
(i)    The administration of the Plan shall be governed by the laws of the State of Texas, without regard to the conflict of law principles of any state. Any persons or corporations who now are or shall subsequently become parties to the Plan shall be deemed to consent to this provision.
(j)    The Plan is intended to either comply with, or be exempt from, the requirements of Section 409A. To the extent that the Plan is not exempt from the requirements of Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Code Section 409A or for damages for failing to comply with Code Section 409A.
IN WITNESS WHEREOF, Westmoreland Coal Company has caused the Plan to be signed by its duly authorized officer as of the date first set forth above.
WESTMORELAND COAL COMPANY
By: /s/ Jennifer S. Grafton
Name: Jennifer S. Grafton
Its: Chief Legal Officer and Chief Administrative Officer

SCHEDULE A
TO:    {PARTICIPANT NAME}
FROM:    Westmoreland Coal Company
DATE:    ______________, 2018

RE:	Participation Agreement under the Westmoreland 2018 Key Employee Incentive Plan

You are eligible to receive Quarterly Performance Incentive payments for the Performance Periods pursuant to the Westmoreland (the “Company”) 2018 Key Employee Incentive Plan (the “KEIP”). Terms used herein with initial capital letters have the meanings set forth in the KEIP and this letter shall be, in all respects, subject to the terms and conditions of the KEIP.

1.	Performance Period. This Participation Agreement relates to the Performance Period beginning with January 1, 2018 and as continuing for successive quarters pursuant to the terms of the KEIP.

2.	Target Quarterly Performance. Your target Quarterly Performance Incentive amount is $___________.

3.
Payout Schedule. Your Quarterly Performance Incentive payments are calculated based on the achievement of the Performance Goals and shall be subject to the following payout schedule (less all federal, state, and local taxes and other withholdings) for the Adjusted EBITDA and Unlevered Free Cash Flow. For safety, if 90% of the metrics are met, the payout is at Target at 100%:

Overall Performance Level	Payout Schedule
Threshold	50%
Target	100%
Maximum	150%

4.
Payment Schedule. Your Quarterly Performance Incentive amount, if any, will be paid to you as soon as practicable after the end of each Performance Period and once quarterly financials are reasonably estimable, but in no event, shall payment be made later than required by Section 409A.

Your eligibility for Quarterly Performance Incentive payments shall have no effect on your ability to participate in other benefits programs of the Company, including other incentive or benefit plans, subject to the terms and conditions of those programs, and does not affect the nature of your employment with the Company. Your rights under this letter and any interest in or right to the Award may not be transferred or assigned by you, other than by will or by the laws of descent and distribution.

The Company intends for the Quarterly Performance Incentive payments to exempt from the requirements of Section 409A and the regulations and other guidance issued thereunder, and this letter shall be interpreted to give effect to such intention; provided, however, that nothing contained herein shall be construed as a representation, guarantee or other undertaking on the part of the Company that the Award is or will be found to be exempt from Section 409A. You are hereby advised to consult immediately with your tax advisor regarding the tax consequences of the Quarterly Incentive Performance payments including, without limitation, any possible tax consequences of the Quarterly Incentive Performance payments in connection with Section 409A.

We greatly appreciate your contributions to the Company and look forward to working together with you towards the Company’s future successes. If you have any questions regarding this Participation Agreement, please contact human resources.